Exhibit 99.1

AMERICAN APPAREL REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

▪	Net sales of $133.0 million, an increase of 38.9% from the second quarter of 2007

▪	EPS of $0.10, the same as in the prior year second quarter

▪	Store opening guidance for 2008 increased to 50 to 55 stores

▪	Company reaffirms EPS guidance of $0.32 to $0.36 for 2008

LOS ANGELES, August 14, 2008 – American Apparel, Inc. (Amex: APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel, today announced its financial results for the second quarter of 2008 and for the six month period ended June 30, 2008.

American Apparel reported net sales for the quarter ended June 30, 2008 of $133.0 million, a 38.9% increase over net sales of $95.7 million for the quarter ended June 30, 2007. Total retail sales increased 58% to $81.3 million from $51.3 million for the prior year second quarter, with comparable store sales for stores open at least 12 months rising 23%. American Apparel ended the second quarter of 2008 with 195 stores, having opened 9 stores in the period. The company operated 154 stores at the end of the second quarter of 2007. Total wholesale sales increased to $51.7 million for the second quarter of 2008, as compared to $44.4 million for the second quarter of 2007, an increase of 16.4%.

Gross margin for the second quarter of 2008 increased to 59.5% from 56.5% for the prior year second quarter.  The increase in gross margin was primarily the result of an increase in the mix of sales coming from retail sales and online consumer sales, which generate a higher gross margin than wholesale sales. This benefit was partially offset by the impact of hiring of approximately 1,400 new manufacturing employees in the second quarter of 2008 to support increased production. During the period, American Apparel began operating a fabric dyeing and finishing facility in Garden Grove, California, which it purchased in May. Gross margin for the U.S. Wholesale segment decreased to 28.4% in the second quarter of 2008, versus 28.9% in the second quarter of 2007.

Operating expenses for the second quarter of 2008 increased to 47.7% of net sales, versus 43.9% for the second quarter of 2007. Operating expenses increased due to higher payroll, rent and occupancy expense related to the growth in the number of retail stores from 149 as of April 1, 2007 to 195 as of June 30, 2008, and an increase in advertising expense. Pre-opening expenses for retail stores were $2.5 million in the second quarter of 2008, versus $2.0 million in the prior year second quarter. Operating expenses were also higher due to an increase in corporate expense of approximately $4.3 million, related primarily to an increase in accounting and professional fees, including fees related to Sarbanes-Oxley compliance, as a result of American Apparel operating as a public company in 2008.

Operating income for the second quarter of 2008 increased 29.4% to $15.6 million from $12.1 million in the second quarter of 2007. Operating margin declined to 11.8% in the second quarter of 2008 compared to 12.6% in the prior year second quarter  as a result of higher operating expenses offsetting the gross margin increase in the quarter.

Interest expense for the second quarter of 2008 decreased 22.8% to $ 3.7 million from $4.8 million in the second quarter of 2007. The decrease in interest expense was due to lower outstanding borrowings in the 2008 period versus the prior year, as well as a decrease in the LIBOR rate of on which the company’s floating rate debt is based. The decrease in interest expense was offset by the incurrence of approximately $0.5 million of loan fees consisting of waiver fees and legal fees in connection with the renegotiation of the company’s credit agreements during the second quarter of 2008.

Net income for the second quarter of 2008 increased 42% to $6.8 million from $4.8 million in the second quarter of 2007. Earnings per diluted share in the second quarter of 2008 were $0.10 based on 70.7 million diluted shares, compared to $0.10 in the second quarter of 2007 based on 48.4 million diluted shares.

The company continues to expect diluted earnings per share in the range of $0.32 to $0.36 for 2008, before giving effect to a one-time non-cash stock compensation expense resulting from the company’s previously announced employee stock grant.

As of July 31, 2008, American Apparel had opened 20 new store locations since the beginning of the year. The company currently has 40 signed leases for retail stores in its pipeline. Additionally, on July 29, 2008, American Apparel entered into a purchase and sale agreement to purchase leasehold interests of seven retail locations out of a bankruptcy auction. American Apparel expects to be open for business at these seven locations by the end of August 2008. Based on the foregoing, the company currently expects to open 50 to 55 retail locations in 2008, compared to its previous guidance of 40 to 45 stores. While the company believes the addition of these incremental locations will be mildly accretive to earnings in 2008, it is maintaining its previously stated earnings per share guidance as described above.

Dov Charney, Chairman and Chief Executive Officer, stated: "2008 continues to be a year of significant growth for American Apparel. We are pleased with our financial performance for the second quarter, and believe we are only still laying the groundwork for a very successful future. During the second quarter, American Apparel opened its first store in Spain and only its second store in Australia. We are very pleased with our performance in these new markets, which we believe speaks to the power and universal reach of our brand. We are excited to open our first stores in China and Brazil in the coming weeks, as well as all of the other stores that we have opening soon around the world.”

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of July 31, 2008,

American Apparel employed over 9,000 people and operated 200 retail stores in 16 countries, including the United States, Canada, Mexico, United Kingdom, Belgium, France, Germany, Italy, the Netherlands, Spain, Sweden, Switzerland, Israel, Australia, Japan and South Korea. American Apparel also operates a leading wholesale business that supplies T-shirts and other casual wear to distributors and screen printers. In addition to its retail stores and wholesale operations, American Apparel operates an online retail e-commerce website at http://store.americanapparel.net.

Safe Harbor Statement

This press release may contain forward-looking statements which are based upon the current beliefs and expectations of our management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others:  changes in the level of consumer spending or preferences or demand for our products; increasing competition; our ability to hire and retain key personnel and our relationship with our employees; suitable store locations and our ability to attract customers to our stores; effectively carrying out and managing our growth strategy; failure to maintain the value and image of our brand and protect our intellectual property rights; declines in comparable store sales; seasonality; consequences of our significant indebtedness, including our ability to comply with our debt agreements and generate cash flow to service our debt; costs of materials and labor; location of our facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation; compliance with or changes in laws and regulations; costs as a result of operating as a public company; material weaknesses in internal controls; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business; our ability to upgrade our information technology infrastructure and other risks associated with the systems that operate our online retail operations; general economic and industry conditions; and other risks detailed in our filings with the Securities and Exchange Commission, including our 2007 Annual Report on Form 10-K.  Our filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
NET SALES	$132,971	$95,730	$244,605	$169,233
COST OF SALES	53,901	41,657	103,786	73,176
GROSS PROFIT	79,070	54,073	140,819	96,057
OPERATING EXPENSES (including related party charges of $212 and $179 for the three months ended June 30, 2008 and 2007, respectively, and $449 and $400 for the six months ended June 30, 2008 and 2007, respectively)	63,442	41,993	120,826	77,784
INCOME FROM OPERATIONS	15,628	12,080	19,993	18,273

INTEREST AND OTHER (INCOME) EXPENSE
Interest expense (including related party interest expense of $91 and $173 for the three months ended June 30, 2008 and 2007, respectively, and $181 and $359 for the six months ended June 30, 2008 and 2007, respectively)	3,699	4,792	7,037	8,752
Foreign currency transaction (gain) loss	476	177	(2)	223
Other (income) expense	981	(385)	769	(542)
TOTAL INTEREST AND OTHER EXPENSE	5,156	4,584	7,804	8,433

INCOME BEFORE INCOME TAXES	10,472	7,496	12,189	9,840
INCOME TAX PROVISION	3,681	2,703	4,294	3,364
NET INCOME	$6,791	$4,793	$7,895	$6,476

Weighted average basic shares outstanding	70,709	48,390	68,447	48,390
Weighted average diluted shares outstanding	70,709	48,390	70,701	48,390
Basic Earnings per share	$0.10	$0.10	$0.12	$0.13
Diluted Earnings per share	$0.10	$0.10	$0.11	$0.13
PRO FORMA COMPUTATION RELATED TO CONVERSION TO C CORPORATION FOR INCOME TAX PURPOSES
Historical income before income taxes		$7,496		$9,840
Pro forma provision for income taxes		2,857		3,751
Pro forma net income		$4,639		$6,089
Pro forma basic earnings per share		$0.10		$0.13
Pro forma diluted earnings per share		$0.10		$0.13

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$24,555	$19,292
Trade accounts receivable, net of allowances of $2,290 and $1,876 at June 30, 2008 and December 31, 2007, respectively	18,895	16,602
Other receivables	1,752	1,120
Prepaid expenses and other current assets	6,968	4,498
Inventories, net	127,609	106,434
Deferred taxes, current portion	5,446	4,894
Total Current Assets	185,225	152,840

PROPERTY AND EQUIPMENT, net	90,457	64,868
INTANGIBLE ASSETS, net	3,671	2,286
GOODWILL	1,906	950
DEFERRED TAXES	3,255	3,146
OTHER ASSETS	11,708	9,260
TOTAL ASSETS	$296,222	$233,350

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Cash overdraft	$3,967	$2,778
Current portion of long-term debt	94,083	99,930
Accounts payable	17,755	15,451
Accrued expenses	22,473	21,877
Income taxes payable	5,645	7,300
Current portion of capital lease obligations	2,837	3,384
Total Current Liabilities	146,760	150,720

LONG-TERM DEBT, net of current portion	549	642
SUBORDINATED NOTES PAYABLE TO RELATED PARTIES	6,013	6,036
CAPITAL LEASE OBLIGATIONS, net of current portion	2,875	4,066
DEFERRED RENT	13,752	10,065
TOTAL LIABILITIES	169,949	171,529

COMMITMENTS AND CONTINGENCIES

STOCK HOLDERS’ EQUITY
Preferred stock, $.0001 par value, authorized 1,000 shares; none issued	—	—
Common stock, $.0001 par value, authorized 120,000 shares; total issued 71,150 and 69,716 outstanding at June 30, 2008 and 57,595 issued and outstanding at December 31, 2007	7	6
Additional paid-in capital	123,212	57,162
Accumulated other comprehensive income	1,415	865
Retained earnings	11,683	3,788
Less: Treasury stock, 1,433 shares at cost	(10,044)
TOTAL STOCKHOLDERS’ EQUITY	126,273	61,821
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$296,222	$233,350

AMERICAN APPAREL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION
(Amounts in thousands)
(unaudited)

The following table presents key financial information for the Company’s business segments:

	Three Months Ended June 30, 2008
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$41,011	$39,039	$16,512	$36,409	$132,971
Gross profit	11,649	29,406	11,428	26,587	79,070
Income from operations	4,128	8,049	4,213	8,320	24,710
Inter-segment sales (eliminated in consolidation)	39,902	—	—	—	—
Depreciation and amortization	1,758	1,453	552	924	4,687
Capital expenditures	4,327	7,264	1,010	5,917	18,518
Deferred rent expense (benefit)	(42)	640	105	1,452	2,155

	Three Months Ended June 30, 2007
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$35,446	$27,762	$10,899	$21,623	$95,730
Gross profit	10,242	21,849	7,380	14,602	54,073
Income from operations	4,563	6,333	760	5,237	16,893
Inter-segment sales (eliminated in consolidation)	23,256	—	—	—	—
Depreciation and amortization	1,252	1,072	466	444	3,234
Capital expenditures	427	1,434	142	1,642	3,645
Deferred rent expense (benefit)	(37)	419	22	66	470

	Six Months Ended June 30, 2008
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$78,446	$72,163	$28,675	$65,321	$244,605
Gross profit	19,370	54,482	19,979	46,988	140,819
Income from operations	6,219	13,690	5,917	13,245	39,071
Inter-segment sales (eliminated in consolidation)	59,374	—	—	—	—
Depreciation and amortization	3,178	2,878	1,054	1,781	8,891
Capital expenditures	9,433	11,181	1,849	8,607	31,070
Deferred rent expense (benefit)	(106)	1,660	212	1,894	3,660

	Six Months Ended June 30, 2007
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$64,838	$48,979	$18,039	$37,377	$169,233
Gross profit	20,818	38,396	11,880	24,963	96,057
Income from operations	12,481	9,160	1,263	7,265	30,169
Inter-segment sales (eliminated in consolidation)	34,400	—	—	—	—
Depreciation and amortization	2,471	2,060	786	763	6,080
Capital expenditures	500	2,248	247	2,703	5,698
Deferred rent expense (benefit)	(74)	783	56	91	856

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Reconciliation to Income before Income Taxes
Consolidated income from operations of reportable segments	$24,710	$16,893	$39,071	$30,169
Corporate expenses	(9,082)	(4,813)	(19,078)	(11,896)
Interest expense	(3,699)	(4,792)	(7,037)	(8,752)
Other income (expense)	(981)	385	(769)	542
Foreign currency gain (loss)	(476)	(177)	2	(223)
Consolidated Income Before Income Taxes	$10,472	$7,496	$12,189	$9,840

Net sales by location of customer
United States	$80,050	$63,208	$150,609	$113,817
Canada	16,512	10,899	28,675	18,039
Germany	19,503	11,183	34,231	19,511
United Kingdom	8,208	4,490	15,029	7,982
Korea	2,848	2,696	5,546	4,269
Japan	3,721	2,660	7,041	4,471
Other foreign countries	2,129	594	3,474	1,144
Total Consolidated Net Sales	$132,971	$95,730	$244,605	$169,233

Contact:
Joseph Teklits / Jean Fontana
Integrated Corporate Relations
(203) 682-8200

Adrian Kowalewski
Director, Corporate Finance & Development
American Apparel
(213) 488-0226